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                     March 29, 2024

       Karen Haller
       President and Chief Executive Officer
       Southwest Gas Holdings, Inc.
       8360 S. Durango Drive
       Las Vegas, NV 89113

                                                        Re: Southwest Gas
Holdings, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 8, 2024
                                                            File No. 001-37976

       Dear Karen Haller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              John Hensley